As filed with the Securities and Exchange Commission on November 15, 2006
Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

ALVARION LTD.
(Exact name of registrant as specified in its charter)
Israel (State or other jurisdiction of incorporation or organization)	None (IRS Employer Identification No.)

21A HaBarzel Street
Tel Aviv 69710 - Israel
(Address of principal executive offices) (Zip Code)

ALVARION LTD. THE 2006 GLOBAL SHARE
BASED INCENTIVE PLAN
(Full title of the Plan(s))

Tzvika Friedman
ALVARION INC.
2495 Leghorn Street
Mountain View, California, 94043
(Name and address of agent for service)
(650) 314-2500
(Telephone Number, including area code, of agent for service)

Ernest Wechsler, Esq. Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 Tel: 212-715-9100 Fax: 212-715-8000	Sharon A. Amir, Adv. Naschitz, Brandes & Co. 5 Tuval Street Tel-Aviv 67897, Israel Tel: 972-3-623-5000 Fax: 972-3-623-5005
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, nominal value NIS 0.01 per share	141,917 shares	$0.01(1)	$1,419.17(1)	$0.16
Ordinary Shares, nominal value NIS 0.01 per share	307,200 shares	$5.37(1)	$1,649,664.00(1)	$176.52
Ordinary Shares, nominal value NIS 0.01 per share	20,000 shares	$7.25(1)	$145,000.00(1)	$15.52
Ordinary Shares, nominal value NIS 0.01 per share	812,000 shares	$8.38(1)	$6,804,560.00(1)	$728.09
Ordinary Shares, nominal value NIS 0.01 per share	172,150 shares	$7.44(1)	$1,280,796.00(1)	$137.05
Ordinary Shares, nominal value NIS 0.01 per share	46,733 shares	$6.99(2)	$326,663.67(2)	$34.96
			Aggregate Registration Fee:	$1,092.30

(1)
Calculated solely for purposes of this offering under Rule 457(h)(1) of the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the price at which the options may be exercised. Alvarion has already granted the options related to these shares being registered under this registration statement.

(2)
Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of the Registrant’s Ordinary Shares on November 10, 2006, which is within five business days of this offering.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

Alvarion Ltd. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2005, filed with the Commission on May 12, 2006.

(b)
The Registrant’s reports on Form 6-K, filed with the SEC on: February 8, 2006 relating to the Registrant’s year end financial results; May 12, 2006 related to the Registrant’s first quarter financial results; August 7, 2006 related to the Registrant’s second quarter financial results; and November 2, 2006 related to the Registrant’s third quarter financial results; and

(c)
The description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement No. 000-30628 on Form 8-A filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on March 17, 2000.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all such securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Our articles of association provide that, to the extent permitted by the Israeli Companies Law, we may indemnify our office holders for liabilities or expenses incurred by an office holder as a result of an act done by him/her in his/her capacity as an office holder, such as: a financial liability imposed on him or her in favor of another person by a court judgment, including a settlement, judgment or an arbitrator’s award approved by a court; reasonable costs of litigation, including attorneys’ fees, expended by our office holders as a result of an investigation or proceeding instituted against the office holders by a competent authority, provided that such investigation or proceeding was concluded without the filing of an indictment against the office holders or the imposition of any financial liability in lieu of criminal proceedings, or was concluded without the filing of an indictment against the office holders and a financial liability was imposed on the office holders in lieu of criminal proceedings with respect to a criminal offense in which proof of criminal intent is not required; reasonable litigation expenses, including attorneys’ fees, expended by an office holder or charged to him or her by a court, in a proceeding filed against him or her by the company or on its behalf or by another person, or in a criminal charge from which he or she was acquitted, or in a criminal charge of which he was convicted of a crime which does not require a finding of criminal intent.

The Israeli Companies Law and our articles of association provide that, subject to certain limitations, we may undertake to indemnify an office holder of the company retrospectively, and may also undertake in advance to indemnify an office holder of the company, provided the undertaking is limited to events which the Board believes can be anticipated at the time of such undertaking, in light of the company’s activities as conducted at such time and is in an amount or based on criteria that the Board determines is reasonable under the circumstances and, provided, further, that such undertaking lists the events which the Board believes can be anticipated in light of the company’s activities as conducted at such time, and the amount or based on criteria that the board determines is reasonable under the circumstances.

Our articles of association provide that, to the extent permitted by the Israeli Companies Law, we may obtain insurance to cover any liabilities imposed on our office holders as a result of an act done by him in his capacity as an office holder, in any of the following:

•         a breach of his duty of care to us or to another person;

•         a breach of his duty of loyalty to us, provided that he acted in good faith and had reasonable grounds to assume that his act would not harm us; or

•         financial liability imposed upon him in favor of another person.

These provisions are specifically limited in their scope by the Israeli Companies Law, which provides that a company may not indemnify or procure insurance for an office holder for:

•         a breach of the duty of loyalty, unless the office holder acted in good faith and had reasonable grounds to assume that the action would not harm the company;

•         an intentional or reckless breach of the duty of care (excluding mere negligence);

•         an act done with the intent to unlawfully realize personal gain; or

•         a criminal fine or penalty imposed on the office holder.

In addition, our articles of association provide that, to the extent permitted by the Israeli Companies Law, we may exculpate an office holder in advance from liability, in whole or in part, for damages resulting from a breach of his duty of care to us.

We have obtained directors and officers liability insurance for the benefit of our office holders.

Following approval by our audit committee, board of directors and shareholders, in 2001, 2004 and 2005, we entered into agreements with our office holders under which we undertook to indemnify and exculpate our office holders. In connection with our merger with Floware, we have also assumed similar agreements entered into between Floware and its officer holders. The indemnification agreements provide that we will indemnify an office holder for any expenses incurred by the office holder in connection with any claims (as these terms are defined in the agreements) that fall within one or more categories of indemnifiable events listed in the agreements, related to any act or omission of the office holder while serving as an office holder of our company (or serving or having served, at our request, as an employee, consultant, office holder or agent of any subsidiary of our company, or any other corporation or partnership). In addition, under these agreements, we exempt and release our office holders from any and all liability to us related to any breach by them of their duty of care to us, to the maximum extent permitted by law. At present, we are not aware of any pending litigation or proceeding involving an office holder where indemnification would be required or permitted under the indemnification agreements.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit

4.1	Form of Ordinary Share Certificate (incorporated by reference to the Registration Statement on Form S-8 (File No. 333-14142)).

4.2	Memorandum of Association of Registrant (English translation accompanied by Hebrew original) (incorporated herein by reference to the Company’s Registration Statement on Form F-1 (File No. 333-11572).

4.3	Articles of Association of Registrant (incorporated herein by reference to the Company’s Registration Statement on Form F-1 (File No. 333-11572)).

5	Opinion of Naschitz, Brandes & Co.

23.1	Consent of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global.

23.2	Power of Attorney. (included in signature page).

24	Consent of Naschitz, Brandes & Co. (contained in their opinion constituting Exhibit 5).

99.1	2006 Global Share Based Incentive Plan

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)		To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or through a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)		That for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

	(i)	If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)		That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Tel Aviv, State of Israel on this 14th day of November, 2006.

                ALVARION LTD.

                By: /s/ Tzvika Friedman
                Tzvika Friedman
                Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of Alvarion Ltd., an Israeli corporation, do hereby constitute and appoint Tzvika Friedman, Chief Executive Officer, and Dafna Gruber, the lawful attorney-in-fact and agent with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Tzvika Friedman Tzvika Friedman	Chief Executive Officer (Principal Executive Officer) and Director	November 14, 2006
/s/ Dafna Gruber Dafna Gruber	Chief Financial Officer (Principal Financial and Accounting Officer)	November 14, 2006
/s/ Anthony Maher Anthony Maher	Chairman of the Board	November 14, 2006

Signature	Title	Date
/s/ Dr. Meir Barel Dr. Meir Barel	Vice Chairman of the Board	November 14, 2006
/s/ Oded Eran Oded Eran	Director	November 14, 2006
/s/ Benny Hanigal Benny Hanigal	Director	November 14, 2006
/s/ Professor Raphael Amit Professor Raphael Amit	External Director	November 14, 2006
/s/ Robin Hacke Robin Hacke	External Director	November 14, 2006
/s/ Amnon Yacoby Amnon Yacoby	Director	November 14, 2006
/s/ David Kettler David Kettler	Director	November 14, 2006
/s/ Zvi Slonimsky Zvi Slonimsky	Director	November 14, 2006

Authorized Representative in the United States

ALVARION INC.

By: /s/ Tzvika Friedman                           November 14, 2006
Name: Tzvika Friedman
Title:   Authorized Signatory